Exhibit 10.2

ESCROW AGREEMENT

This ESCROW AGREEMENT (the “Agreement”) is dated as of July 10, 2007, by and among 24/7 MARKETING, LLC, a Nevada limited liability company and its successors and assigns (“Buyer”), OSM SUBSCRIBER MANAGEMENT INC., a duly registered Philippine corporation (“OSM”) and THOMAS TITLE & ESCROW, LLC, an Arizona limited liability company (the “Escrow Agent”).

RECITALS

A.           Buyer, OSM and George Yang, of legal age, Filipino, and with a postal address at 88 Panay Avenue, Quezon City (“Designated Shareholder”) are parties to that certain Asset Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), pursuant to which Buyer will (i) purchase from OSM its Business and the Acquired Assets and (ii) assume certain enumerated Liabilities that are directly related to the Business and the Acquired Assets.  Capitalized terms used herein, which are not otherwise defined herein, shall have the meanings ascribed to them in the Purchase Agreement.

B.           Pursuant to Article VII of the Purchase Agreement, OSM and Designated Shareholder are to indemnify Buyer and its Affiliates against Losses if certain events occur.

C.           The parties desire to establish an escrow account as collateral security for the indemnification obligations under Article VII of the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Concurrently with the execution hereof, and pursuant to Section 2.6 of the Purchase Agreement, Buyer has withheld $450,000 (U.S. Dollars) as such amount may be reduced by charges thereto and payments and setoffs therefrom to compensate or reimburse Escrow Agent for amounts owing to it pursuant hereto, the “Deposit” from the Purchase Price and placed it in Escrow Agent’s escrow account (the “Escrow Account”) to be administered by the Escrow Agent under the terms and conditions of this Agreement.

(a)           Subject to and in accordance with the terms and conditions hereof, the Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard, invest and reinvest and release or distribute the Deposit pursuant to the terms and conditions hereof.  It is hereby expressly stipulated and agreed that all interest and other earnings on the Deposit shall become a part of the Deposit for all purposes, and that losses resulting from the investment or reinvestment thereof from time to time and all amounts charged thereto to compensate or reimburse the Escrow Agent from time to time for amounts owing to it hereunder shall from the time of such loss or charge no longer constitute part of the Deposit.  It is hereby further stipulated and agreed all interest and other earnings on the Deposit shall be available for satisfaction of Indemnity Claims (as defined below), however in the absence of an Indemnity Claim, shall be distributed to OSM subject to and in accordance with the terms of Section 3 of this Agreement.  It shall treat the Escrow Account as a trust fund in accordance with the terms of this Agreement and not as the property of Buyer.  Escrow Agent’s duties hereunder shall cease upon its distribution of the entire Escrow Account in accordance with this Agreement.

(b)           Escrow Agent shall invest the Deposit in a money-market interest bearing account at a depository institution insured by the Federal Deposit Insurance Corporation, unless otherwise instructed in writing by Buyer.  It is expressly agreed and understood by the parties hereto that Escrow Agent shall not in any way whatsoever be liable for losses on any investments, including, but now limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to this Escrow Agreement.  Receipt and investment of the Deposit shall be confirmed by Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by Buyer or OSM to Escrow Agent within 30 calendar days after receipt thereof.  Failure to inform Escrow Agent in writing of any discrepancies in any such account statement within said 30-day period shall conclusively be deemed confirmation of such account statement in its entirety. For purposes of this paragraph, each account statement shall be deemed to have been received by the party to whom directed on the earlier to occur of actual receipt thereof and three Business Days after the deposit thereof in the United States Mail, postage prepaid.

(c)           Buyer hereby agrees to pay the Escrow Agent for its services hereunder in accordance with Escrow Agent’s fee schedule as attached as Schedule I hereto as in effect from time to time and to pay all expenses incurred by the Escrow Agent in connection with the performance of its rights hereunder and otherwise in connection with the preparation, operation, administration and enforcement of this Agreement, including, without limitation, attorneys’ fees, brokerage costs and related expenses, incurred by the Escrow Agent.  Each of the parties hereby grants to Escrow Agent a lien upon, and security interest in, all its right, title and interest in and to all of the Deposit as security for the payment and performance of its obligations owing to Escrow Agent hereunder including without limitation, its obligations of payment, indemnity and reimbursement provided for hereunder, which lien and security interest may be enforced by Escrow Agent without notice by charging and setting-off and paying from, the Deposit any and all amounts then owing to it pursuant to this Escrow Agreement or by appropriate foreclosure proceedings.

(d)           If requested by the Escrow Agent, each of the parties shall provide Escrow Agent with its taxpayer identification number documented by an appropriate Form W-8 or Form W-9 upon execution of this Escrow Agreement.  Failure so to provide such forms may prevent or delay disbursements from the Deposit and may also result in the assessment of a penalty and Escrow Agent’s being required to withhold tax on any interest or other income earned on the Deposit.  Any payments of income shall be subject to applicable withholding regulations then in force in the United States or any other jurisdiction, as applicable.

2.           Buyer may make a claim for indemnification pursuant to Article VII of the Purchase Agreement (an “Indemnity Claim”) against the Deposit by giving written notice to OSM or Designated Shareholder, as applicable, with a copy to the Escrow Agent, specifying in reasonable detail the amount and basis thereof, which may be updated by written notice at a later time (a “Notice of Claim”).

(a)           OSM or Designated Shareholder may object to any Indemnity Claim (making such claim a “Disputed Claim”) by giving written notice of such objection (a “Dispute Notice”) to Buyer, with a copy to the Escrow Agent, at any time within 20 days after Buyer’s delivery of the Notice of Claim.  If neither of OSM or Designated Shareholder provides a Dispute Notice within that period, Buyer’s Indemnity Claim will be deemed to have been approved as a valid claim in the full amount thereof (an “Accepted Claim”).

(b)           Promptly after an Indemnity Claim becomes an Accepted Claim, Buyer shall deliver a notice to the Escrow Agent certifying to Escrow Agent that the Indemnity Claim has become an Accepted Claim and directing the Escrow Agent to pay to Buyer, and the Escrow Agent shall pay to Buyer, an amount equal to the full amount of the Accepted Claim (or, if at such time there remains in the Escrow Account less than the full amount so payable, the full amount remaining in the Escrow Account). In the event funds transfer instructions are given (other than in writing at the time of execution of the Escrow Agreement), whether in writing, by facsimile, or otherwise, the Escrow Agent is authorized, but not required, to seek confirmation of such instructions by telephone call-back to the person or person designated on Schedule II hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated.  If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule II, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of the respective party’s executive officers (“Executive Officers”), as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed Incumbency Certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer.  The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent.

(c)           In the event that an Indemnity Claim becomes a Disputed Claim, the Escrow Agent shall retain in the Escrow Account an amount equal to the full amount of the Disputed Claim and not make any distribution with respect thereto until (i) the Escrow Agent receives written instructions from either OSM or Designated Shareholder that the Disputed Claim has become an Accepted Claim and should be paid to Buyer, or (ii) a final award of the arbitrators rendered pursuant to the Purchase Agreement has been issued indicating the amount and recipient of such award, in which case the Escrow Agent shall release from the Escrow Account an amount consistent with such award.

3.           On the first Business Day after the first anniversary of the Closing Date, upon written instruction from Buyer, the Escrow Agent shall distribute and pay to OSM the amount remaining in the Escrow Account, unless at such time there are any Indemnity Claims with respect to which Notices of Claims have been received but that have not been resolved pursuant to Section 2 hereof (“Pending Claims”), and which, if resolved or finally determined in favor of Buyer, would result in a payment to Buyer, in which case the Escrow Agent shall retain, and the total amount of the distribution to OSM shall be reduced by, the “Pending Claims Reserve” (as defined below).  Thereafter, if any Pending Claim becomes an Accepted Claim, the Escrow Agent shall promptly pay to Buyer an amount in respect thereof determined in accordance with paragraph 2(b) above, and to OSM the amount by which the remaining portion of the Escrow Account exceeds the then Pending Claims Reserve (determined as set forth below).  If any Pending Claim is resolved against Buyer, the Escrow Agent shall promptly pay to OSM the amount by which the remaining portion of the Escrow Account exceeds the then Pending Claims Reserve.  Upon resolution of all Pending Claims, the Escrow Agent shall pay to OSM the remaining portion of the Escrow Account.  As used herein, the “Pending Claims Reserve” at any time shall mean an amount equal to the sum of the aggregate dollar amounts claimed to be due with respect to all Pending Claims (as shown in the Notices of Claims).

4.            The Escrow Agent shall cooperate in all respects with the parties hereto in the calculation of any amounts determined to be payable to Buyer in accordance with this Agreement.

5.            (a)           The Escrow Agent undertakes to perform only such duties as are expressly set forth herein.  It is understood that the Escrow Agent is not a trustee or fiduciary and is acting hereunder merely in a ministerial capacity.

(b)           The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons.  The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c)           The Escrow Agent’s sole responsibility upon receipt of any notice requiring any payment to Buyer pursuant to the terms of this Agreement or, if such notice is disputed by OSM or Designated Shareholder, the settlement with respect to any such dispute, whether by virtue of joint resolution, mediation, arbitration or determination of a court of competent jurisdiction, is to pay to Buyer the amount specified in such notice, and the Escrow Agent shall have no duty to determine the validity, authenticity or enforceability of any specification or certification made in such notice.

(d)           The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(e)           Escrow Agent may resign hereunder upon 10 days’ prior notice to the Buyer and OSM.  If the parties fail to designate a substitute escrow agent within 30 days after the giving of such notice, Escrow Agent may institute a petition for interpleader.  Escrow Agent’s sole responsibility after such 30-day notice period expires shall be to hold the Deposit (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate.

(f)           In the event of a dispute between the parties as to the proper disposition of the Deposit, the Escrow Agent shall be entitled (but not required) to deliver the Escrow Account into the United States District Court for the District of Arizona and, upon giving notice to the parties hereto of such action, shall thereupon be relieved of all further responsibility and liability.

(g)           The Escrow Agent shall be indemnified and held harmless by Buyer from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Account held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent.  Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing.  In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Deposit or it may deposit the Deposit with the clerk of any appropriate court or it may retain the Deposit pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Deposit is to be disbursed and delivered.

(h)           The Escrow Agent shall be entitled to reasonable compensation from Buyer for all services rendered by it hereunder.  The Escrow Agent shall also be entitled to reimbursement from Buyer for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.  The Escrow Agent may consult with its counsel or other counsel satisfactory to it concerning any question relating to its duties or responsibilities hereunder or otherwise in connection herewith and shall not be liable for any action taken, suffered or omitted by it in good faith upon the advice of such counsel.

(i)           From time to time on and after the date hereof, the parties hereto shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

(j)           Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

(k)           The Escrow Agent shall not have any duties, responsibilities or obligations except those expressly set forth in this Agreement, and no implied covenants, responsibilities, duties, obligations or liabilities shall be interpreted into this Escrow Agreement.  Without limiting the generality of the foregoing, Escrow Agent: (i) shall not be subject to implied covenants, including but not limited to the covenant of good faith and fair dealing; and (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers.

6.           This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto.  The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this Agreement and shall have no duty to inquire into the terms and conditions of any agreement made or entered into in connection with this Agreement, including, without limitation, the Purchase Agreement.

7.           This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, assigns and legal representatives. This Escrow Agreement shall not be assigned by any of the parties (other that to an Affiliate) without the prior written consent of Escrow Agent, which may not be unreasonably withheld. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by the laws of the State of Arizona, without reference to conflict of laws principles that would require the application of any other law.  This Agreement cannot be amended, modified or terminated except by a writing signed by Buyer, OSM and the Escrow Agent.

8.           Buyer and OSM each hereby consents to the exclusive jurisdiction of Arizona and federal courts sitting in Maricopa County with respect to any claim or controversy arising out of this Agreement, subject in all respects to the dispute resolution provisions set forth in Section 2.  Service of process in any action or proceeding brought against Buyer or OSM in respect of any such claim or controversy may be made upon it by registered mail, postage prepaid, return receipt requested, at the address for notice specified in the Purchase Agreement.

9.           All notices and other communications under this Agreement shall be in writing and shall be deemed given if given by hand or delivered by nationally recognized overnight carrier, or if given by telecopier and confirmed by mail (registered or certified mail, postage prepaid, return receipt requested), to the respective parties as follows:

(a)           If to Buyer, to it at:

24/7 Marketing, LLC
4840 East Jasmine Street, Suite 105
Mesa, Arizona 85205
FAX:  (480) 654-9727
Attn.:  Daniel L. Coury, Sr.

with a copy to:

Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, Arizona 85004
FAX:  (602) 382-6070
Attn.:  Daniel M. Mahoney

(b)           If to OSM, to it at:

Oncall Subscriber Management Inc.
88 Panay Avenue Suite 11007
Quezon City, Metro Manila Philippines
FAX:  (632) 722-2382
eMail: georgeyang18@gmail.com
Attn.:  George Yang

with a copy to:

Attorney Caesar A. Guerzon
Philippine Stock Exchange Center U-2701
East Tower, Exchange Road, Ortigas Center
Pasig City Philippines
FAX:  (632) 634-6958

(c)           If to the Escrow Agent, to it at:

Thomas Title & Escrow, LLC
14500 North Northsight Boulevard, Suite 133
Scottsdale, Arizona 85260
Attn:  Escrow Department
Facsimile No.: (480) 222-1117
Telephone No.: (480) 222-1116

or to such other person or address as any of the parties hereto shall specify by notice in writing to all the other parties hereto.

10.           (a)           If this Agreement requires a party to deliver any notice or other document, and such party refuses to do so, the matter shall be resolved in the same manner as provided in Section 8.5 of the Purchase Agreement.

(b)           All notices delivered to the Escrow Agent shall refer to the provision of this Agreement under which such notice is being delivered and, if applicable, shall clearly specify the aggregate dollar amount due and payable to Buyer.

(c)           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement, and this Agreement may be executed by facsimile provided that the parties deliver the original signature pages within 48 hours of execution.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be executed as of the date above first written.

BUYER:

24/7 MARKETING, LLC, a Nevada limited liability company

By: YP CORP., a Nevada corporation, its manager

By:	/s/Daniel L. Coury, Sr.
Name: Daniel L. Coury, Sr.
Title: Chief Executive Officer

OSM:

ONCALL SUBSCRIBER MANAGEMENT INC., a Philippine corporation

/s/George Yang
By: George Yang
Title: President

ESCROW AGENT:

THOMAS TITLE & ESCROW, LLC, an Arizona limited liability company

/s/ Frank W. Busch III
By: Frank W. Busch III
Title: President

[Signature Page - Escrow Agreement]

Schedule I

Escrow Agent Fees

Description of Service	Fee
Base fee for escrow up to $500,000	$1,500, payable upon execution of Escrow Agreement
Interest Bearing Account set up	$100
Disbursements of Deposit pursuant to Section 2(b) and 2(c)	$25.00 per disbursement
Disbursements of Deposit pursuant to Section 3	Initial Disbursement is included in base escrow fee; $25.00 per disbursement thereafter
Additional Work Requested (requires consent of OSM)	$100 per hour

Schedule II

Telephone Number(s) for Call-backs and Person(s)
Designated to Confirm Funds Transfer Instructions

If to 24/7 Marketing, LLC:

Name	Telephone Number

1. John Raven	480-654-9646
2. Gary Perschbacher	480-654-9646

If to Oncall Subscriber Management Inc.:

Name	Telephone Number

1. George Yang	(63) 917-813-6719

Telephone call-backs shall be made to either party if joint instructions are required pursuant to the Escrow Agreement.